Exhibit 23.3

Consent of Independent Registered Public Accounting Firm

The Board of Directors

Webster Financial Corporation:

We consent to the incorporation by reference in the registration statement on Form S-3 of Webster Financial Corporation of our reports dated February 28, 2020, with respect to the consolidated balance sheets of Webster Financial Corporation as of December 31, 2019 and 2018, the related consolidated statements of income, comprehensive income, shareholders’ equity, and cash flows for each of the years in the three-year period ended December 31, 2019, and the related notes, and the effectiveness of internal control over financial reporting as of December 31, 2019, which report appears in the December 31, 2019 annual report on Form 10-K of Webster Financial Corporation and to the reference to our firm under the heading “Experts” in the Form S-3.

/s/ KPMG LLP

Hartford, Connecticut

December 11, 2020